Attachment to Form 4

Name and Address of Reporting Person:

Maxtech Enterprises Limited
c/o MTI Administration Limited
22nd Floor, Hang Lung Centre
2-20 Paterson Street
Causeway Bay, Hong Kong

Issuer Name and Ticker or Trading Symbol: Sohu.com Inc. (SOHU)

Name and Address of Beneficial Owner	Title of Security	Amount of Securities Beneficially Owned Following Last Reported Transaction	Ownership Form: Direct (D) or Indirect (I)	Nature of Indirect Beneficial Ownership
Maxtech Enterprises Limited c/o MTI Administration Limited 22nd Floor, Hang Lung Centre 2-20 Paterson Street Causeway Bay, Hong Kong	Common Stock	6,360,219	D
Morningside Technologies, Inc. 22nd Floor, Hang Lung Centre 2-20 Paterson Street Causeway Bay, Hong Kong	Common Stock	6,360,219	I	Sole stockholder of Maxtech Enterprises Limited
Mitco Limited 2nd Floor, Le Prince de Galles 3-5 Avenue des Citronniers MC 98000 Monaco	Common Stock	781,300	D
Morningside CyberVentures Holdings Limited 2nd Floor, Le Prince de Galles 3-5 Avenue des Citronniers MC 98000 Monaco	Common Stock	7,141,519	I	Sole stockholder of each of Morningside Technologies, Inc. and Mitco Limited
Verrall Limited, as trustee of The NTX-II Trust C/o Dickinson, Cruickshank & Co. 33/37 Athol Street Douglas IM1 1LB Isle of Man	Common Stock	7,141,519	I	Sole stockholder of Morningside CyberVentures Holdings Limited. Verrall Limited controls, directly or indirectly, through The NTX-II Trust, a 100% ownership interest in each of Maxtech Enterprises Limited and Mitco Limited.